Exhibit 10.2

COMSTOCK INC.

CONVERTIBLE NOTE

Issuance Date: July 19, 2024	Principal Amount: Up to U.S. $2,717,500.00

FOR VALUE RECEIVED, Comstock, Inc., a Nevada corporation, its designee or registered assigns (the “Company” or “Borrower”) promises to pay Leviston Resources LLC, (the “Holder”), pursuant to this Convertible Note (the “Note”) in cash and/or in shares of Common Stock the principal amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) of $2,717,500. This Note is issued pursuant to that certain Securities Purchase Agreement dated of even date herewith, by and between the Company and the Holder (the “Purchase Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

(1)         MATURITY; DISBURSEMENT. All outstanding principal and interest shall be due and payable on October 31, 2025 (the “Maturity Date”). $2,500,000 will be disbursed upon the date of this Note (the “Disbursement Date”). The disbursement is stated as net of the Original Issue Discount of 8%.

(2)         INTEREST. The Interest rate shall be 8% per annum. Interest under this Note shall commence accruing on the Disbursement Date at the Interest Rate and shall be computed on the basis of a 365-day year and the actual number of days elapsed. Interest shall be payable (a) on a quarterly basis in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company, or (b) upon conversion into shares of Common Stock as set forth herein.

(3)         PREPAYMENT. Following 30 days from the Issuance Date, and upon 30 days’ written notice, the Company shall have the right to prepay the principal amount of the Note, together with accrued interest thereon, at any time or from time to time at a premium equal to 125% of principal amount being prepaid. For the avoidance of doubt, the Holder's rights of conversion are not affected by the issuance of the notice of prepayment.

(4)         CONVERSION OF NOTE. Following the Issuance Date, as set out above, this Note shall be convertible into shares of Common Stock issued under the Registration Statement (as defined in the Purchase Agreement) on the terms and conditions set forth in this Section 4.

(a)          Optional Conversion Right. Subject to the provisions of Section 4(c)(i) and Section 4(c)(ii), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid principal amount and/or interest (the “Conversion Amount”), into fully paid and nonassessable shares of Common Stock as described below (the “Conversion Shares”). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. The Holder shall have the right to deliver an effective conversion notice (the “Conversion Notice”) at any time until 11:59 pm on the chosen date and it shall be immediately effective.

(b)          Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 4(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and/or (B) accrued and unpaid Interest with respect to such Principal, as determined by the Holder.

(ii) “Conversion Price” shall be equal to the lower of: (i) 150% of the Closing Price on the Closing Date and (ii) 80% of the lowest VWAP of the ten (10) days prior to and including the date of the Conversion Notice. If an Event of Default occurs, the Conversion Price will be 70% of the lowest VWAP during the 10 trading days prior to and including the day of the Conversion Notice.

(c)         Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its affiliates) would beneficially own in excess of 4.99% (or upon election of the Holder, 9.99%) (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note or securities issued pursuant to the Purchase Agreement.

(ii) Principal Market Regulation. Unless permitted by the applicable rules and regulations of the Principal Market, the Company shall not issue any shares of Common Stock upon conversion of this Note in excess of 19.9% of the number of issued and outstanding shares of Common Stock on the Issuance Date (the “Exchange Cap”). Notwithstanding the foregoing, such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount. In the event that the Note cannot be converted due to the Exchange Cap, the Holder shall receive 125% of the remaining amounts due under the Note in cash within 10 business days of the date the Exchange Cap has been reached (the "Cap Payment Date"). For the avoidance of doubt, it is the Company's obligation to monitor the Exchange Cap and immediately inform the Holder when and if it is reached. In the event that Holder shall sell or otherwise transfer any of such Holder’s Note, the Exchange Cap restrictions set forth herein shall continue to apply to the Note and such transferee.

(iii) Volume Limitation. The number of shares of Common Stock that may be issued pursuant to any single Conversion Notice cannot exceed the greater of (i) 500% of the average trading day’s volume of the Common Stock for the prior ten-trading-day-period (including the date of a conversion notice) and (ii) a number equal $100,000 divided by the prior trading day’s Closing Sale Price.

(iv) Delivery of Conversion Shares Upon Exercise. The Company shall cause the Conversion Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Conversion Notice within one (1) Trading Day after delivery of the Conversion Notice (such date, the “Conversion Share Delivery Date”). Upon delivery of the Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares. If the Company fails for any reason to deliver to the Holder the Conversion Shares by the Conversion Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Conversion Share Delivery Date) for each Trading Day after such Conversion Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such Conversion Notice.

(e)         Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the below provisions.

(5)         PRIORITY. This Note shall constitute general unsecured obligation of the Company, ranking junior in right of payment with all of the existing Indebtedness of the Company and ranking senior in right of payment to any future Indebtedness of the Company that is expressly made subordinate to this Note by the terms of such Indebtedness.

(6)         RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”; provided, however, that, except in the case of the Events of Default listed in Sections 6(a)(i), 6(a)(ii), 6(a)(xiii), 6(a)(ix), (6(a)(x), 6(a)(xi), 6(a)(xv), 6(a)(xvi) or 6(a)(xviii) below, the Company shall have ten (10) business days after notice of default from the Holder to cure such Event of Default unless a longer grace period is provided below pursuant to the provisions of this Section 6.

(i) Failure to Pay Principal or Interest. The Company fails to pay the Principal or Interest due, liquidated damages and other amounts thereon when due on the Note whether at maturity, upon acceleration or otherwise (including the Cap Payment Date), which default, solely in the case of an Interest payment, is not cured within three (3) business days.

(ii) Conversion Shares. The Company fails to have its transfer agent issue Conversion Shares to the Holder (or states in writing that it will not honor its obligation to do so) prior to two (2) business days upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of the Note.

(iii) Breach of Agreements and Covenants. The Company breaches any material agreement, covenant or other material term or condition contained in the Purchase Agreement, the Note or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith, and such breach results in a material adverse effect on the business or assets of the Company.

(iv) Breach of Representations and Warranties. Any representation or warranty of the Company made in the Purchase Agreement or the Note, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a Material Adverse Effect on the rights of the Holder with respect to the Note or the Purchase Agreement that has not been cured by the Company within ten (10) business days.

(v) Receiver or Trustee. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed that has not been stayed, vacated or cured by the Company within sixty (60) days

(vi) Judgments. Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of forty (40) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

(vii) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company that has not been stayed, vacated or cured by the Company within sixty (60) days.

(viii) Delisting or Trading of Common Stock. The Company shall fail to maintain the listing or quotation of its Common Stock on the Principal Market.

(ix) Failure to Comply with the 1934 Act. The Company shall fail to comply with the reporting requirements of the 1934 Act and/or the Company shall cease to be subject to the reporting requirements of the 1934 Act, subject to allowances permitted under Rule 12b-25 under the 1934 Act.

(x) Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business or assets.

(xi) Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Company’s ability to continue as a “going concern” shall not be an admission that the Company cannot pay its debts as they become due.

(xii) Reverse Splits. The Company effectuates a reverse split of its Common Stock unless required to do so to maintain its listing on the Principal Market.

(xiii) DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Company’s securities that has not been cured by the Company within twenty (20) business days.

(xiv) Other Obligations. The occurrence of any default under any agreement or obligation of the Company that is not cured within twenty (20) days that could reasonably be expected to have a Material Adverse Effect.

(xv) Default under Transaction Documents or Other Material Agreement. A default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any material agreement, lease, document or instrument to which Company or any Subsidiary is obligated (other than this Note or the Purchase Agreement) which would reasonably be expected to have a Material Adverse Effectthat has not been cured by the Company within twenty (20) business days.

(xvi) Default under Mortgage or Other Agreement of Indebtedness. Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $500,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable that has not been cured by the Company within twenty (20) business days.

(xvii) Failure to Meet the Requirements under Rule 144. Company does not meet the current public information requirements under Rule 144.

(xviii) Failure to Maintain Intellectual Property. The failure by Company or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with thirty (30) days after written notice to the Company from the Holder.

(xix) Trading Suspension. A Commission or judicial stop trade order or suspension from the Principal Market.

(xx) Restatement of Financial Statements. The restatement after the date hereof of any financial statements filed by the Company with the Commission for any date or period from two years prior to the Issuance Date and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section.

(xxi) Invalidity or Unenforceability of Transaction Documents. Any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested by Company, or a proceeding shall be commenced by Company or any governmental authority having jurisdiction over Company or Holder, seeking to establish the invalidity or unenforceability thereof, or Company shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

(xxii) Effective Registration Statement. The Registration Statement is withdrawn, is not effective or no longer complies with Section 10(a) of the Exchange Act or Rule 415 of the Securities Act.

(xxiii) Variable Securities. If, at any time the Note is outstanding, the Company shall effect or enter into an agreement to effect any Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. If the Company does effect or enter into an agreement to effect a Variable Rate Transaction during such time period, this Event of Default is immediate and not subject to cure. In addition, the Company will immediately pay to Holder liquidated damages in the amount of $500,000.

(b) Redemption Right. At any time after the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an “Event of Default Redemption”) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 6(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to principal amount plus interest calculated from the Event of Default at the Default Interest Rate (the Redemption Price, together with liquidated damages of $125,000 if the Default is not cured within 30 days of the Default Redemption Notice date, plus an amount in cash equal to 0.5% of the Redemption Price for each 30 day period during which redemptions fail to be made. Redemptions required by this Section 6(b) shall be paid by wire transfer within 10 business days after the expiration of the cure period of the Event of Default Redemption Notice. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 4(b)(ii), until the Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 6(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(7)         RIGHTS UPON FUNDAMENTAL TRANSACTION.

If, at any time while this Note is outstanding, the Company effects a Fundamental Transaction, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7 and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(8)        DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Distribution of Assets. If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, options, evidence of Indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions and the portion of such Distribution shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such rights (and any rights under this Section 8(a) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Convertible Securities or rights to purchase stock, excluding any shareholder approved employee equity incentive plans, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire or receive, as applicable, upon the terms applicable to such Purchase Rights, 50% of the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, cash in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of this Note prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note). Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 8 shall apply similarly and equally to successive Corporate Events.

(9)        RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

From the date hereof until the Maturity Date, in the event and on each occasion that the Company issues, sells or agrees in writing to issue any Common Stock (other than an Exempt Issuance of Common Stock) within 12 Business Days after the Company has delivered a Conversion Notice (the “MFN Period”), and Holder reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to such investors than are the terms and conditions granted to Holder hereunder, upon notice to the Company by Holder after disclosure of such issuance or sale, the Company shall amend the terms of the transaction(s) hereunder that occurred during such MFN Period, only so as to give the Holder the benefit of such more favorable terms or conditions. For the avoidance of doubt, this section does apply to reset the Conversion Price under Section 4(b)(ii) regardless of whether item (i) or (ii) was utilized.

(10)       NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)        VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(12)        COVENANTS.

(a) Change in Nature of Business. The Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Company’s most recent Annual Report filed on Form 10-K with the SEC. For the sake of clarity, the nature of the Company’s business includes the business or commercializing decarbonizing technologies, and material sciences.

(b) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(c) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(d) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice (including without limitation, advances or investments made to related parties, strategic investees and Affiliates) and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(e) Charter Amendments. The Company shall not amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder.

(f) Declaration. The Company shall not declare or make any cash dividend or other cash distribution to holders of shares of Common Stock, by way of return of capital or otherwise including, without limitation, any distribution of cash by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction.

(13)        TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred according to the Purchase Agreement.

(14)        REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall instruct the Company who the new Holder will be and this Note will be automatically cancelled. The Company will issue and deliver the new Note within three (3) days of such notice.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the then outstanding Principal amount of the Note.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest. on the Principal and Interest of this Note, from the Issuance Date.

(15)        REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs and expenses incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(17)        CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)        FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(19)        DISPUTE RESOLUTION. In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Conversion Price or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within one (1) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via electronic mail the disputed arithmetic calculation of the Conversion Rate, Conversion Price or the Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

(20)        NOTICES; PAYMENTS.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by overnight courier service with charges prepaid, or (iv) transmitted by electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, (b) on the business day following the date of mailing by overnight courier service, or upon actual receipt of such mailing, whichever shall first occur, or (c) upon receipt, when sent by electronic mail (provided confirmation of transmission is electronically generated and keep on file by the sending party). The addresses for such communications shall be the address and email indicated the Purchase Agreement.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds to the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day, which is not a Business Day, the same shall instead be due on the next succeeding day, which is a Business Day.

(21)        CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22)        WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(23)        GOVERNING LAW; JURISDICTION; JURY TRIAL. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. The Company agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against the Company, the Holder or their respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the Washoe County, Nevada. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Washoe County, Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to it at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If the Company or a Holder shall commence an action or proceeding to enforce any provisions of the Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE COMPANY KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(24)        SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(25)        DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(26)        INDEMNIFICATION. Borrower indemnifies Holder and their control persons, affiliates, and assignees from and against any and all liabilities which may be incurred by them in connection with the transactions contemplated herein.

(27)        NOT AN UNDERWRITER. The Company affirms the Holder is not an underwriter and is not acting in the capacity of an underwriter.

(28)        CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 20% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or quoted for trading as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(e) “Common Stock” the shares of Common Stock of the Company and any other class of securities into which such securities may hereafter be reclassified or changed.

(f) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(g) “Default Interest Rate” means 16% per annum.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of this Agreement, (c) securities issued to acquire businesses, technology, real estate or mining claims or (d) securities issued pursuant to acquisitions or strategic transactions or as capital contributions to Northern Comstock LLC.

(j) “Fundamental Transaction” means, in all cases, the occurrence of any of the following events pursuant to a binding definitive agreement entered into by the Company: (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. Notwithstanding anything to the contrary in this Agreement, Fundamental Transactions shall not include any transaction pursuant to which the Company sells, leases, licenses or otherwise transfers all or part of the Company’s direct or indirect interests in mining assets (or equity interests of any of its subsidiaries), whether in one transaction or a series of transactions.

(k) “GAAP” means United States generally accepted accounting principles, consistently applied.

(l) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(m) “Interest Rate” means 8% per annum.

(n) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(o) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on a Trading Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or entity designated by the Holder or in the absence of such designation, such Person or such entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) [Intentionally omitted]

(q) [Intentionally omitted]

(r) “Principal Market” means the NYSE American.

(s) “Redemption Price” means, 115% of the outstanding principal amount of the Note together with accrued interest thereon if Default is cured within 30 days of the Event of Default date and automatically increasing to 120% if the Default has not been cured within 30 days of the Event of Default Date, which after an Event of Default, interest shall be calculated at the Default Rate.

(t) “Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(u) “Rule 144” shall have the meaning ascribed to such term in the Purchase Agreement.

(v) “SEC” means the United States Securities and Exchange Commission.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(y) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(z) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

(aa) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) as reported by www.quotemedia.com (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the Common Stock is not then listed or quoted for trading on the Principal Market, then such prices as reported on another Trading Market; (c) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Pink (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Note then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMSTOCK INC.

By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: Executive Chairman & CEO